Exhibit 99.1

Moody’s Investors Service Names Robert Fauber President;

Michel Madelain to Retire as President and COO

For Release - 04/04/2016

NEW YORK — (BUSINESS WIRE) — Moody’s Investors Service (MIS), the credit ratings agency unit of Moody’s Corporation (NYSE:MCO), announced today that Robert Fauber, currently the Global Head of the MIS Commercial Group, has been appointed President of MIS, effective June 1, 2016. Mr. Fauber will succeed Michel Madelain, who is retiring as President & Chief Operating Officer and will assume the role of Vice Chairman for MIS.

As President, Mr. Fauber, 45, will be responsible for setting the strategic direction and managing the operations of the ratings agency. This includes oversight of all ratings responsibilities, as well as research, operational and commercial activities across MIS’s global locations.

“Rob brings a combination of solid leadership skills, strong financial acumen, a strategic mindset and a deep understanding of the purpose and quality of Moody’s ratings and the market participants they serve,” said Raymond W. McDaniel Jr., President and Chief Executive Officer of Moody’s Corporation. “He is well positioned to lead MIS as we build on Moody’s mission to be the world’s most respected authority serving risk-sensitive financial markets.”

Mr. Madelain, 60, has held key roles in the United States and Europe since joining MIS in 1994. In his new capacity as Vice Chairman for MIS, he will focus on international policy and regulatory issues. He will remain on the MIS Board of Directors and MIS boards in the European Union.

“We are indebted to Michel for his leadership, strategic insight and hard work throughout his career at Moody’s, and I am pleased that he will continue to contribute his experience and expertise as Vice Chairman for MIS,” added Mr. McDaniel.

“It has been a privilege to lead MIS over the last eight years and I look forward to continuing to work with the leadership team in my new capacity as Vice Chairman,” said Mr. Madelain.

Mr. Fauber joined Moody’s in 2005 as the Head of Corporate Development for Moody’s Corporation, where he managed the Company’s corporate strategy and mergers and acquisitions program. He has served in his current role since 2013.

Prior to Moody’s, Mr. Fauber worked for six years in investment banking and corporate strategy at Citigroup, including stints in New York, London and Hong Kong. He started his career as a credit analyst in the commercial banking group at NationsBank (now Bank of America). Mr. Fauber holds an M.B.A. from the Johnson School of Management at Cornell University and a B.A. in economics from the University of Virginia.

ABOUT MOODY’S CORPORATION

Moody’s is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody’s Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody’s Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $3.5 billion in 2015, employs approximately 10,400 people worldwide and maintains a presence in 36 countries. Further information is available at www.moodys.com.

Media Contacts

Michael Adler

Senior Vice President

Corporate Communications

212.553.4667

michael.adler@moodys.com

or

Salli Schwartz

Global Head of Investor Relations

212.553.4862

sallilyn.schwartz@moodys.com